Exhibit 99.1

                               FOSTER WHEELER INC.
                          DIRECTORS' STOCK OPTION PLAN
     (As Amended and restated as of the date set forth in Article 10 hereof)



          1. Purpose. The Directors' Stock Option Plan (the "Plan") is intended to advance the interests of FOSTER WHEELER LTD. ("Parent") and its indirect wholly-owned subsidiary FOSTER WHEELER INC. (the "Company") and the stockholders of Parent by encouraging increased share ownership by members of the Board of Directors of Parent (the "Board") who are not employees of Parent, the Company or any of their respective subsidiaries in order to promote long-term shareholder value through ownership of Parent's common shares.

          2. Shares. The shares subject to the options shall be newly issued, or reacquired, common shares of Parent (the "Common Shares"). The total amount of the Common Shares on which options may be granted is 400,000 shares. In the event that any outstanding option under the Plan expires or is terminated, Common Shares allocable to the unexercised portion of such option may again become subject to an option under the Plan.

          3. Administration. The Plan is intended to be self-operative to the maximum extent consistent with prudent business practice. Under no circumstances shall any individual or group of individuals exercise discretion with respect to designating the recipient of an option, the number of Common Shares that are subject to an option, the date of grant for an option or the exercise price for an option.

          All matters relating to the administration of the Plan and the options granted pursuant thereto are delegated to the Compensation Committee of the Board or the Board, in lieu of such a committee (the "Committee"). Any determination reduced to writing and signed by a majority of the Committee shall be fully effective as if made by a majority vote at a meeting thereof duly called and held. The Committee may make such other rules and regulations for the conduct of its business as it shall deem advisable. The interpretation and construction by the Committee of provisions of the Plan or of options granted pursuant thereto shall be final and conclusive. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any option granted pursuant thereto.

          For the avoidance of doubt, the obligation to deliver Common Shares upon the exercise of any option granted in accordance with the Plan shall be the sole obligation of the Company and not of Parent.

          4. Participation and Awards Under The Plan. Each member of the Board who is not an employee of Parent, the Company or any of their respective subsidiaries shall automatically receive an option to acquire 3,000 Common Shares each year following the Annual Meeting of Shareholders of Parent.

          5. Terms and Conditions of Options. Options granted pursuant to the Plan shall be rights to purchase Common Shares from the Company in accordance with the Plan and shall be evidenced by agreements (which need not be identical) in such form as the Committee


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from time to time shall determine, which agreements shall not contain conditions and terms more favorable to the Director than the following:

          (a)   Exercise   of   Options.   An  option  may  not  be   exercised:

               (i) within one year from the date of grant of such option; or

               (ii) if, in the opinion of counsel for the Company, exercise of this option or delivery of shares pursuant thereto might result in a violation of any law or regulation of an agency of government or have an adverse effect on the listing status or qualification of the Common Shares on any securities exchange.

          (b) Option Price. The option shall state the option price which shall be 100% of the fair market value of the Common Shares on the date of the granting of the option. The mean of the high and low sale prices of the Common Shares on the New York Stock Exchange on the day an option is granted shall be taken by the Committee as the fair market value.

          (c) Medium and Time of Payment. The option price shall be paid upon exercise (i) in U.S. dollars, or (ii) in Common Shares owned of record by the Director on the exercise date, at the option of the Director optionee. Such shares shall be valued at the mean of the high and low sale prices of such shares on the New York Stock Exchange on the day of exercise.

          (d) Term of Options. No option shall be exercisable after ten years from the date granted.

          (e) Death of Optionee. If an optionee shall die, the option may be exercised (to the extent that the optionee shall have been entitled to do so at his death) by a legatee or legatees of the optionee under his last will, or by his personal representatives or distributees, at any time within three years after his death (but not later than the expiration date of the option).

          (f) Assignability. No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by him.

          (g) Rights as a Shareholder. An optionee shall have no rights as a shareholder with respect to any shares covered by his option until the date of the issuance of a certificate to him for such shares.

          6. Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

          7. Term of Plan. Subject to Article 9, the Plan shall remain in effect until all options granted under the Plan have been exercised or expire.


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          8.  Recapitalization.  In the event of changes in the Common Shares by
reason   of   share    dividends,    split-ups   or   combination   of   shares,
reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, appropriate adjustments shall be made by the Committee in (a) the number and class of shares available under the Plan in the aggregate, (b) the option price provided for in the Plan, (c) the number and class of shares to which optionees will thenceforth be entitled upon exercise of their options, and
(d) the price which optionees shall be required to pay upon such exercise.

          Whether any adjustment or modification is required as a result of the occurrence of any of the events hereinbefore specified, and the amount thereof, shall be determined by the Committee, which determination shall be final, binding and conclusive.

          9. Amendment of the Plan. The Board may from time to time suspend, discontinue or abandon the Plan or revise or amend it in any respect whatsoever except that (a) no revision or amendment shall change the selection or eligibility of Directors to receive options under the Plan, the purchase price thereunder, or materially increase the benefits accruing to participants under the Plan, (b) without approval of the shareholders of Parent the number of shares subject to the Plan shall not be increased and the price at which options may be granted shall not be decreased, other than appropriate adjustments necessary to reflect share dividends, split-ups, or combinations of shares, reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, and (c) an outstanding option shall not be amended in any respect without the consent of the optionee to whom granted. The Plan may not be revised or amended more often than once every six months with regard to the number of shares in Director option awards, or the price or timing of such awards.

          10. Adoption of Plan. The Plan became effective when adopted by the Board of Directors of Foster Wheeler Corporation and approved by the stockholders of Foster Wheeler Corporation at a duly held stockholders meeting by favorable vote of holders of shares representing a majority of the votes entitled to be cast on matters submitted to stockholders. The Board of Directors of the Company approved the assumption by the Company of the Plan and all outstanding options thereunder in connection with the reorganization transactions contemplated by, and pursuant to, that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 25, 2001, among Foster Wheeler Corporation, Parent and Foster Wheeler LLC, an indirect wholly-owned subsidiary of Parent. The Plan is hereby amended and restated in its entirety, effective as of the Effective Time (as defined in the Merger Agreement). For all dates prior to the Effective Time, references in the Plan to "Common Shares" shall be deemed references to the common stock of Foster Wheeler Corporation. Foster Wheeler LLC and Foster Wheeler International Holdings, Inc., each an indirect, wholly-owned subsidiary of Parent, have executed an agreement to unconditionally guarantee the Company's performance of its obligations under the Plan, effective as of the Effective Time.


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